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Exhibit 99.1

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National Technical Systems, Inc.	Executive Office 24007 Ventura Boulevard Calabasas, California 91302 Tel: (818) 591-0776 Fax: (818)591-0899

NEWS RELEASE for June 11, 2003 at 7:30 AM EDT

Contact:	Allen & Caron Inc Jill Bertotti (investors) jill@allencaron.com Len Hall (media) len@allencaron.com 949-474-4300	National Technical Systems Lloyd Blonder, Senior Vice President & CFO 818-591-0776

NATIONAL TECHNICAL SYSTEMS REPORTS FISCAL 2004 FIRST QUARTER RESULTS

CALABASAS, CA (June 11, 2003)....National Technical Systems, Inc. (Nasdaq NM: NTSC) (NTS), a leading provider of quality and conformance testing and managed services, announced today results for its fiscal 2004 first quarter ended April 30, 2003. Chairman and Chief Executive Officer Dr. Jack Lin said that revenues for the fiscal 2004 first quarter rose 39 percent and net income increased 17 percent from the prior fiscal year period. During the first quarter, the Company completed key strategic alliances, secured significant new business volume from its Independent Testing Lab (ITL) certification by Verizon and expanded its international market reach with the opening of its European subsidiary in Germany.

        Total revenues for the fiscal 2004 first quarter rose to $26.8 million from $19.3 million in the prior fiscal year's first quarter as net income increased to $327,000, or $0.04 per share, from net income of $280,000, or $0.03 per share in the year earlier period. Sequentially, total first quarter revenues increased 2.1 percent from the fiscal 2003 fourth quarter with net income and earnings per share in the first quarter doubling from $163,000, or $0.02 per share, respectively, in the fiscal 2003 fourth quarter.

        "We made significant operational progress in all areas of our business during the first quarter of this fiscal year," said Lin. "The opening of our European subsidiary and the commencement of our five-year strategic alliance with Siemens in Germany marked a significant expansion of our European presence. We believe these moves will position us to become a major player in testing equipment and systems for international telecommunications and IT equipment manufacturers."

        NTS also experienced an increase in new business following Verizon's approval of NTS as an ITL for the testing of Passive Fiber Optic Components. In the first quarter, the Company received more than $1.7 million in new contracts from four major telecommunications equipment vendors for the testing of high-density fiber optic distribution equipment. NTS is currently the only vendor approved to perform these high speed transmission rate tests, which the Company believes gives it an important competitive advantage.

        President and COO William C. McGinnis commented, "Our defense related testing business in the first quarter rose sharply when compared to the first quarter of fiscal 2003 and the Technical Staffing business was up 129 percent from the prior fiscal year first quarter as we experienced the full impact of the additional revenue generated from the ongoing information technology staffing and engineering business of TRS Staffing Solutions, which we acquired in October of last year." McGinnis added, "As we continue to build on our recent strategic successes by expanding our business model to include new methods of generating revenue, and as the global economy improves, we believe the Company is well positioned to continue and even accelerate improvements in its top and bottom line performance."

        Subsequent to the close of the fiscal 2004 first quarter, the Company completed another important strategic alliance, which strengthens its domestic and international testing and certification business and opens up new markets. Under the alliance with TUV Rheinland of North America, the two companies will provide third-party testing and certification services to customers worldwide in a broad range of industries including telecommunications, medical devices, machinery and IT equipment. "This alliance further strengthens our ability to offer customers worldwide a 'one-stop' total solution to meet their global testing and certification requirements, and establishes important new revenue opportunities for NTS," McGinnis said.

        Overall gross margin as a percentage of revenues for the fiscal 2004 first quarter was 21.1 percent, versus 24.6 percent for the year-earlier period and 20.5 percent for the fourth quarter of fiscal 2003. The year-to-year decrease in first quarter gross margin was due principally to competitive pricing pressures in the staffing industry and a historically lower average gross margin percentage from the recently acquired TRS staffing business.

        Revenues from Engineering & Evaluation for the fiscal 2004 first quarter increased to $14.2 million from $13.8 million for the year earlier period, primarily due to an increase in the Company's defense related testing business of over 200 percent at its Camden, Arkansas facility. This was partially offset by a decrease in business in the computer testing and automotive markets. Revenues were also impacted by the negative effect on revenues of the Company's Santa Clarita facility losing a portion of its land by eminent domain for a new highway. Operating income from Engineering & Evaluation for the first quarter of fiscal 2004 increased 11.5 percent to $745,000 when compared to $668,000 for the year earlier period as a result of an increase in gross profit in that segment.

        Technical Staffing revenues for the first quarter of fiscal 2004 increased to $12.6 million as compared to $5.5 million for the year earlier period due to the acquisition of the staffing business of TRS Staffing Solutions in October 2002. Operating income from Technical Staffing for the fiscal 2004 first quarter increased to $142,000 when compared to $135,000 for the prior year period.

        The Company's April 30, 2003 balance sheet showed cash of $2.7 million, total assets of $60.3 million, shareholders' equity of $26.8 million and a current ratio of 3.3:1.

Conference Call

        As previously announced, NTS is conducting a conference call to review the financial results today at 12:30 p.m. Eastern Time. The dial-in number for the call is 1-888-214-7575. A live webcast and 10-day archive of the call can be accessed at www.ntscorp.com and www.viavid.com.

Annual Shareholders Meeting

        National Technical Systems will hold its Annual Meeting of Shareholders at 10:00 a.m. Pacific Time on Friday, June 27, 2003 at the Company's Fullerton test facility, 1536 East Valencia Drive, Fullerton, CA, 92831; all interested shareholders are invited to attend.

About National Technical Systems, Inc.

        National Technical Systems, Inc. is a business-to-business services company providing organizations in the aerospace, defense, information technology (IT) and high technology markets integrated testing, certification, quality registration, systems evaluation and IT staffing services. For additional information about National Technical Systems, visit its web site at www.ntscorp.com.

        The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to operating new facilities, customer orders, demand for services and products, development of markets for the companies' services and products and other risks identified in the companies' SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

TABLE FOLLOWS

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended April 30,
	2003	2002
Net revenues	$26,812,000	$19,268,000
Cost of sales	21,166,000	14,529,000

Gross profit	5,646,000	4,739,000
Selling, general and administrative expense	4,759,000	3,936,000

Operating income	887,000	803,000
Other income (expense):
Interest expense, net	(307,000)	(321,000)
Other	1,000	(2,000)

Total other expense	(306,000)	(323,000)
Income before income taxes and minority interest	581,000	480,000
Income taxes	251,000	205,000

Income before minority interest	330,000	275,000
Minority interest	(3,000)	5,000

Net income	$327,000	$280,000

Net income per common share:
Basic	$0.04	$0.03

Diluted	$0.04	$0.03

Weighted average common shares outstanding	8,616,000	8,667,000
Dilutive effect of stock options	288,000	—

Weighted average common shares outstanding, assuming dilution	8,904,000	8,667,000

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  Exhibit 99.1